EXHIBIT 10.5

Employment Agreement

Dear Huasiyuan Liu,

We are pleased to confirm the terms of your employment with Tigerless AI Holdings, Inc. (the “Company”) as Chief Financial Officer, effective upon the consummation of the proposed business combination involving Tigerless Health Inc. and Piermont Valley Acquisition Corp.

Your title will be Chief Financial Officer. You will work on a hybrid basis, with a combination of in-office work at the Company’s main office located at 450 7th Avenue, Suite 905, New York, NY, and remote work. Your title, responsibilities, and supervisor may be changed at the sole discretion of the Company. Your initial job duties are described in the position description attached to this letter.

This position is structured based on role responsibilities, business needs, and mutual expectations. Specific work arrangements, including scope of responsibilities and performance expectations, will be communicated by your manager and may evolve over time.

The Company will pay you a salary at the annual rate of USD 87,888, less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll schedule, currently bi-weekly.

The Company’s PTO policy is administered on a calendar-year basis. Your eligibility will commence on January 1, 2027 (designated as Year 1). No PTO will accrue or be available during the 2026 calendar year. Your annual PTO allotment based on tenure is as follows:

•	Years 1–2: 7 days

•	Years 3–5: 10 days

•	Year 6 and beyond: 15 days

Additionally, you are entitled to 8 paid holidays per year. Carryover is permitted only as required by applicable law.

All employment with the Company is at will, meaning that both you and the Company are free to terminate the employment relationship at any time, with or without cause and with or without prior notice. This letter supersedes any prior oral or written representations regarding the duration or conditions of employment and constitutes the entire agreement between you and the Company on these matters.

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CONDITIONS OF EMPLOYMENT

No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title, or interest, and your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

Verification of Legal Authorization to Work in the U.S. In compliance with federal immigration law, every employee is required to provide the Company with documentary evidence of identity and eligibility for employment in the United States no later than three (3) business days after the Start Date. Company HR oversees the collection of the necessary documents. If U.S. employment authorization is time-limited, the Company is required to verify continued work authorization upon its expiration if employment continues at that time, using the Form I-9 process, not E-Verify. The Company makes no commitment to sponsor you for any change of non-immigrant visa status. Any such action is solely within the discretion of the Company.

Verification of Information. Your employment is contingent upon the successful verification of the information you provided to the Company.

Arbitration. Any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration before a single arbitrator under the Employment Arbitration Rules of the American Arbitration Association, who shall issue a written opinion. You are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration.

Confidentiality. You agree to execute and abide by the comprehensive Confidentiality Agreement attached to this letter. For the avoidance of doubt and to emphasize the importance of this aspect of the Confidentiality Agreement, you are advised that the Company strictly forbids the use of confidential information to trade securities, either personally or through the disclosure of such “inside information” to others.

This letter and its enclosures supersede any prior oral or written representations regarding the terms and conditions of your employment with the Company and constitute the entirety of the agreement between you and the Company regarding your employment.

Congratulations again! We look forward to your service as Chief Financial Officer of the Company. Please sign, date, and return this letter to confirm your agreement to the terms of employment described in this letter and its attachments.

Sincerely,

Tigerless AI Holdings, Inc.

Zikang Wu, Chief Executive Officer

Signature: ______________________

Date: __________________________

I,                                                          , agree to the terms of employment described in this employment agreement.

Signature: ______________________

Date: __________________________

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